EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Apollo Debt Solutions BDC

(Name of Issuer)

Apollo Debt Solutions BDC

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$82,881,225 (1)	0.0000927	$7,683.00 (2)
Fees Previously Paid
Total Transaction Valuation	$82,881,225 (1)
Total Fees Due for Filing			$7,683.00 (2)
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$7,683.00

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of June 30, 2022, of $22.87. This amount is based upon the offer to purchase up to 3,623,806 common shares of beneficial interest, par value $0.01 per share, of Apollo Debt Solutions BDC.

(2)

Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.